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Exhibit 21

SUBSIDIARIES OF WEIDER NUTRITION INTERNATIONAL, INC.

Entity Name	State or Country of Incorporation	Parent Corporation
Weider Nutrition Group, Inc.	Utah	Weider Nutrition International, Inc.
WNG Holdings (International) Ltd.	Nevada	Weider Nutrition Group, Inc.
Weider Nutrition Group (Canada) Ltd.	Canada (Nova Scotia)	WNG Holdings (International) Ltd.
Weider Nutrition (WNI) Ltd.	United Kingdom (England)	WNG Holdings (International) Ltd.
Weider Nutrition Group Limited	United Kingdom (England)	Weider Nutrition (WNI) Ltd.
Weider Nutrition BV	The Netherlands	Weider Nutrition (WNI) Ltd.
Weider Nutrition Limited	United Kingdom (England)	Weider Nutrition BV
Weider Fitness SARL	France	Weider Nutrition BV
Weider Nutrition SL	Spain	Weider Nutrition BV
Weider Nutrition Italia SrL	Italy	Weider Nutrition BV
Weider Nutrition GmbH	Germany	Weider Nutrition BV
Aktivkost GmbH	Germany	Weider Nutrition GmbH
Food-Tech Handelsgesellschaft mbH	Germany	Weider Nutrition GmbH
HPH Hamburger Pharma Handelsgesellschaft mbH	Germany	Weider Nutrition GmbH
Haleko Management GmbH	Germany	Weider Nutrition GmbH
Haleko Hanseatisches Lebensmittelkontor OHG	Germany	Weider Nutrition GmbH (99%) & Haleko Management GmbH (1%)
Power Gym Ltd.	United Kingdom (England)	Haleko Hanseatisches Lebensmittelkontor OHG
Haleko Italia SrL	Italy	Haleko Hanseatisches Lebensmittelkontor OHG
Sports Direct Ltd.	United Kingdom (England)	Power Gym Ltd. (50%)

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SUBSIDIARIES OF WEIDER NUTRITION INTERNATIONAL, INC.